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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1994 Performance Employee Stock Option Plan (No. 33-87128, No. 333-12461 and No. 333-72933), the 1994 Board of Directors Stock Option Plan (No. 33-87130 and No. 333-12459), and the 1995 Stock Option Agreement (No. 33-63327) of Earl Scheib, Inc. of our report dated July 17, 2003, with respect to the consolidated financial statements of Earl Scheib, Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2003.

Los Angeles, California
July 25, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS